Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources Announces
            Closing of Encore Acquisition

Houston, January 3, 2011 – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “Company”) today announced that on December 31, 2010 it closed its previously announced acquisition of the general partner interest and certain limited partner interests in Encore Energy Partners, LP (NYSE:ENP) from Denbury Resources Inc.’s (NYSE: DNR) (“Denbury”) for $300 million in cash and the issuance of approximately 3.14 million Vanguard common units to Denbury.   Vanguard owns ENP’s general partner and 20,924,055 ENP common units, or approximately 46% of ENP’s outstanding common units. The cash portion of the purchase price was funded from borrowings under Vanguard’s senior secured credit facility and a $175 million acquisition term loan.

Mr. Scott W. Smith, President and CEO of Vanguard commented, “With this acquisition we are acquiring a great set of assets in a structure where we have a proven track record of growth, both in terms of production and distributions.  This transaction expands our presence in the Permian Basin and establishes a base from which to grow in the Big Horn and Williston Basins.  We are confident that over time the benefits from this acquisition will be substantial and will allow us to continue to achieve our strategic objectives on an accretive basis.”

ENP’s estimated proved reserves as of September 30, 2010 are 91% proved developed and total approximately 43.4 million barrels of oil equivalent (MMBoe) and are comprised of approximately 67% crude oil and NGLs and 33% natural gas.  The properties are characterized by long-lived, predictable production profiles with low decline rates and have a reserve to production ratio of approximately 14 years.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the southern portion of the Appalachian Basin, the Permian Basin in West Texas and New Mexico, South Texas and Mississippi. More information on the Company can be found at www.vnrllc.com.

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership with assets primarily consisting of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com